UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2008

LCA-VISION INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27610 (Commission File Number)	11-2882328 (IRS Employer Identification No.)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Effective July 18, 2008, LCA Vision Inc. (the “Company”) entered into Director Indemnification Agreements with each of the following non-employee directors: William F. Bahl, John H. Gutfreund, John C. Hassan and E. Anthony Woods (the “Indemnitees”). The terms of each such Agreement are the same and the form of the Agreement is attached as an exhibit to this Report on Form 8-K. The principal terms of the agreements are as follows:

The Company will indemnify, defend and hold harmless the Indemnitee to the fullest extent permitted or required by Delaware law. Except as specifically provided in the Indemnification Agreement, the Indemnitee will not be entitled to indemnification in connection with any claim initiated by the Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of the claim. The Indemnification Agreements also provide that the Company will advance certain expenses to the Indemnitee prior to the final disposition of certain claims against the Indemnitee if the Indemnitee executes and delivers to the Company an undertaking to repay any advanced amounts if the Indemnitee is ultimately found not to be entitled to indemnification under the Indemnification Agreement. In certain situations, the Indemnitee will be required to meet certain statutory standards of conduct in order to be indemnified by the Company under the Indemnification Agreement. Pursuant to the Indemnification Agreement, the Company has agreed to refrain from amending its Certificate of Incorporation or Bylaws to diminish the Indemnitee's rights to indemnification provided by the Indemnification Agreement or other indemnity provisions. The Company has also agreed to use commercially reasonable efforts to maintain a minimum level of directors' and officers' liability insurance coverage for the directors and officers of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1. Form of Indemnification Agreement between LCA-Vision and its directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

/s/ Steven C. Straus
Steven C. Straus
Chief Executive Officer

Date: July 24, 2008